FIFTH AMENDMENT TO THE
                        CLUBCORP STOCK INVESTMENT PLAN


     Amendment made this 14th day of March, 1997, by Club Corporation International (the "Company").

                             W I T N E S S E T H:
                             --------------------

     WHEREAS, the Company maintains the ClubCorp Stock Investment Plan (the "Plan"); and

     WHEREAS, the Company amended and restated the Plan effective January 1, 1995 and subsequently amended the Plan to make certain technical qualification changes in response to a request from the Internal Revenue Service; and

     WHEREAS, the Company subsequently amended the Plan on several occasions to make other changes desired by the Company; and

     WHEREAS, the Company now desires to amend the Plan to allow for trust-to-trust transfers in the event an Employer withdraws from the Plan, as permitted by Section 14.03 of the Plan, because it is no longer affiliated with the Company; and

     WHEREAS, the Plan may be amended by the Company pursuant to the provisions of Article XV of the Plan, and the Company desires to amend the
Plan:

     NOW, THEREFORE, the Plan is amended as follows, effective as of March 14, 1997:

1. Existing Section 16.02 is amended to add a paragraph to the end thereof:

     "The Plan Administrator is empowered to direct the Trustee to transfer assets and liabilities from the Plan relating to such participant accounts as the Plan Administrator designates to another plan, such transfer must meet the requirements of section 414 of the Code. Any trust-to-trust transfer under this Section 16.02 shall only be made in cash."


     IN WITNESS WHEREOF, this Amendment has been executed the day and year first above written.

CLUB  CORPORATION  INTERNATIONAL



By:    Kim  S.  Besse
Its:      Vice  President  Human  Rescources